Exhibit 10.2
                                                               ------------

                            EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT ("Agreement") made effective as of 11:59 p.m. September 21, 1999, by and between APAC Customer Services, Inc., an Illinois corporation (the "Company"), and Peter M. Leger, a resident of the State of Illinois (the "Executive").

      In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                 SECTION I
                                 EMPLOYMENT

      The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in
 Section III below upon the terms and conditions provided in this Agreement.

                                 SECTION II
                   POSITION, RESPONSIBILITIES AND DUTIES

      From the effective date hereof through September 30, 1999, the Executive shall perform such duties and shall receive such compensation as are mutually agreed upon by the Executive and the Company. From and after October 1, 1999, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, and shall report to the Board of Directors of the Company (the "Board of Directors"). The Executive may serve on corporate, civic or charitable boards or committees so long as, in the judgment of the Board of Directors, such activities do not interfere with the Executive's responsibilities hereunder. The Compensation Committee of the Board of Directors (the "Compensation Committee") shall annually establish reasonable, mutually agreed upon, written performance management objectives with the Executive which shall be formally reviewed annually, with informal reviews to be performed quarterly. The reasonable, mutually agreed upon, performance management objectives for fiscal year 2000 shall be established as soon as practicable.

      From and after October 1, 1999, the Executive shall serve as Chief Operating Officer of the Company; from and after the date described in
 Section III, the Executive shall serve as Chief Executive Officer of the Company. In either case, the Executive shall be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with his position as may be assigned to the Executive from time to time by the Board of Directors. In performing his duties as Chief Operating Officer or Chief Executive Officer hereunder, the Executive shall report directly to the Chairman and have the President of the Company reporting to him, and shall have the authority customarily held by others holding positions with similar reporting relationships, in similar businesses, subject to the general and customary supervision of the Board of Directors.

      On or before the date on which the Executive commences as Chief Executive Officer, the Company shall amend its by-laws to separate the offices of Chairman and Chief Executive Officer. No later than October 31, 1999, the Company shall nominate for and cause the Executive to be elected to the Board of Directors and, thereafter while he is employed hereunder, to be reelected to the Board of Directors at the end of each term; provided that, the Executive shall resign from the Board of Directors upon his termination of employment if so requested by the Company.

      The Board of Directors expects that, taking into account the current state of the Company's planning process (strategic, operational and financial plans) for fiscal year 2000, the Executive will contribute his best efforts toward (i) identifying a management team (including any open positions to be recruited) within sixty (60) days of the full-time commencement date specified in Section III, and (ii) establishing a strategic, operational and financial plan no later than December 31, 1999. This plan would include a threshold budget and an organizational reporting structure including the desired reports of the Executive and any open positions. This plan would be presented to the Board of Directors within the first two weeks of December to allow for its comments and should be finalized by year end. The Executive and Board of Directors also shall establish reasonable and mutually agreed upon threshold, target and maximum goals and Incentive Bonus Plan award levels in connection with such strategic, operational and financial plan.

                                SECTION III
                                    TERM

      The Executive shall commence as a non-officer employee of the Company as of the effective date hereof. The Executive shall commence as Chief Operating Officer on October 1, 1999 (the "full-time commencement date"), with his service as Chief Executive Officer as provided in Section II commencing on a date determined by the Company that is not later than sixty
 (60) days after the full-time commencement date (or a later date that the Executive and the Company reasonably and mutually agree upon in writing, as being in the best interests of the Company, but in no event later than April 1, 2000), and he shall continue as Chief Executive Officer of the Company, subject to the terms hereof through December 31, 2004, subject to earlier termination as provided in this Agreement (the "Period of Employment"). Effective January 1, 2005 (and each succeeding January 1 that is two (2) years later), the Period of Employment will be extended for two (2) years, unless either the Executive or the Company shall have given the other written notice, no later than the January 1 preceding the December 31 that would otherwise be the last day of the Period of Employment, of his or its desire to not extend the Period of Employment (with the Executive's termination on the last day of the Period of Employment in such case not constituting a termination of the Executive's employment for purposes of Section VIII.A-D, but constituting a termination of employment for purposes of the Company's plans and programs, unless his employment with the Company otherwise continues).

      The Executive agrees that, prior to the full-time commencement date, he will cooperate in connection with transitional matters, including the issuance of press releases by the Company and meetings and communications with its bank lenders. Press releases related to the Executive's commencement of employment hereunder shall be subject to the reasonable review and approval of the Executive.

      Notwithstanding any provision of this Agreement to the contrary, in the event that the Executive fails to commence as Chief Operating Officer of the Company on October 1, 1999, for any reason whatsoever (other than because of the Company's refusal to permit the Executive to so commence when he is ready, willing and able to do so), the Company shall have the right, in its sole discretion, to void this Agreement by written notice to the Executive and, thereafter, shall have no monetary or other obligations to the Executive under this Agreement whatsoever, but shall pay on behalf of the Executive the legal fees described in Section IV.D, and shall pay to the Executive the amounts described in the first sentence of Section II. Notwithstanding the foregoing, (i) if the Executive may not commence employment as a result of short-term illness, the October 1, 1999 date specified above shall be extended until the Executive recovers, but not beyond November 1, 1999; and (ii) if the Executive has provided transition services to the Company in anticipation of commencing employment, but does not commence employment other than because of his wilful refusal to commence employment, he shall be compensated for such services by the Company, as an independent contractor (within 30 days after his presentation of an itemized bill), at the rate of $250 for each hour of such services.

                                 SECTION IV
                         COMPENSATION AND BENEFITS

      A.   Compensation

      During the Period of Employment, the Company agrees to pay the Executive a base salary at an annual rate of (i) through January 1, 2001, Five Hundred Thousand Dollars ($500,000.00); (ii) from and after January 2, 2001 and through December 30, 2001, Five Hundred Twenty-Five Thousand Dollars ($525,000.00); and (iii) from and after December 31, 2001 and through December 31, 2002, Five Hundred Fifty Thousand Dollars ($550,000.00). Thereafter, the Executive's Base Salary shall be reviewed at least annually by the Compensation Committee and may be increased (but not decreased) as it deems appropriate. The base salary amount in effect from time to time during the Period of Employment shall hereinafter be referred to as "Base Salary." Such Base Salary shall be payable according to the customary payroll practices of the Company as in effect from time to time, but in no event less frequently than once each month.

      B.   Annual Incentive and Other Bonus

           (1) The Executive will be eligible for an annual incentive bonus ("Annual Incentive Bonus"). For the Period of Employment through January 1, 2001, the Executive shall be entitled to receive an Annual Incentive Bonus in the amount of Five Hundred Seventy-Five Thousand Dollars ($575,000.00) (the "Guaranteed Bonus"), with Three Hundred Thousand Dollars ($300,000.00) of such Guaranteed Bonus payable on the full-time commencement date; One Hundred Thousand Dollars ($100,000.00) of such Guaranteed Bonus payable on each of the ninetieth (90th) and one hundred eightieth (180th) day after the full-time commencement date; and Seventy-Five Thousand Dollars ($75,000.00) of such Guaranteed Bonus payable on the two hundred seventieth (270th) day after the full-time commencement date; provided in each case that the Executive is then in the employ of the Company or his employment has terminated due to death, Disability, by the Company Without Cause, or by the Executive for Good Reason After Change in Control, all as defined below. If the Executive terminates his employment with the Company before January 2, 2001, other than for Good Reason After Change in Control, he shall only be entitled to the Guaranteed Bonus to the extent it has been paid as of the date of his termination, and if the Executive's employment is terminated by the Company With Cause before January 2, 2001, he shall only be entitled to such portion of the Guaranteed Bonus equal to the sum of (i) Three Hundred Thousand Dollars ($300,000.00), plus (ii) a portion of the remainder of the bonus determined by multiplying Two Hundred Seventy-Five Thousand Dollars ($275,000.00) by a fraction, the numerator of which is the number of days he was employed hereunder and the denominator of which is the number of days from the full-time commencement date specified in Section III through January 2, 2001, and, he shall not be entitled to any remaining portion of the Guaranteed Bonus, and, to the extent necessary to accomplish the foregoing, he shall return the Guaranteed Bonus that he has already received (in four equal installments on the first day of each of the first four months after his termination).

           (2) From and after January 3, 2001, for each fiscal year of the Period of Employment, the Executive will be eligible for an Annual Incentive Bonus under the Company's Incentive Bonus Plan and this Agreement with a threshold award of thirty percent (30%), a target award of sixty percent (60%) and a maximum award of ninety percent (90%) of the Executive's Base Salary for such fiscal year, payable to the Executive in accordance with the Company's Incentive Bonus Plan based on the achievement of reasonable, mutually agreed upon operational and financial goals (with corresponding goals established for the payment of threshold, target and maximum awards, and awards between the goals determined by straight line interpolation) as established by the Executive and approved by the Board of Directors and the Compensation Committee in a manner that will cause such awards to constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

      C.   Equity Incentives

           (1) As of the effective date hereof, (i) the Company shall grant to the Executive a nonstatutory stock option (one that is not intended to be an incentive stock option under Section 422 of the Code) (an "NSO") under the APAC TeleServices, Inc. Amended and Restated 1995 Incentive Stock Plan (the "Stock Plan") covering One Hundred Thousand (100,000) shares of the Common Stock of the Company at an exercise price equal to the mean between the high and low prices at which the Company's Common Stock traded on the date of grant, as reported on the NASDAQ National Market System, and
 (ii) the Company shall grant to the Executive an NSO under the Stock Plan covering One Million (1,000,000) shares of the Common Stock of the Company at an exercise price equal to the mean between the high and low prices at which the Company's Common Stock traded on the date of grant, as reported on the NASDAQ National Market System; provided that, the grant under this clause (ii) shall not be exercisable unless shareholder approval of the amendment to the Stock Plan's limits necessary to permit the grant is secured and shall only be exercisable as otherwise provided in this Agreement.

      Subject to the Executive's continuing employment with the Company through the date(s) on which specified portion(s) of the foregoing options become exercisable (as hereinafter described), and except as otherwise provided with respect to options becoming exercisable pursuant to Section VIII.A-C, the foregoing options shall become exercisable with respect to 40% of the shares subject thereto on the second anniversary of the full-time commencement date, and cumulatively as to an additional 20% of the shares subject to the options on each succeeding anniversary, so that it shall be fully exercisable on the fifth such anniversary. Commencing in the March following the first anniversary of the full-time commencement date, and continuing thereafter on the schedule applicable to other senior executives, the Company will make additional option grants to the Executive based on the Compensation Committee's assessment of his performance, with each such option grant anticipated to cover between Seventy Five Thousand (75,000) (if the Executive's and the Company's performances have been at a target level under the Annual Incentive Plan) and One Hundred Thousand (100,000) shares of the Company's Common Stock (if the maximum goal used for such purpose has been met or exceeded), with grant sizes between target and maximum performance determined by straight line interpolation. If a Change in Control, as defined below, occurs, then to the extent any option previously granted to the Executive is then not exercisable, its exercisability shall accelerate as to fifty percent (50%) of the previously unexercisable portion, and such option shall thereafter become additionally exercisable (if at all) to the extent it would have been exercisable without such acceleration.

           (2) The Company shall submit the above-described amendment to the Stock Plan to a vote of its shareholders no later than the 2000 Annual Meeting of Shareholders.

      D.   Additional Benefits

      The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which the Chairman or any direct report to the Executive ("senior executive") is eligible under any existing or future plan or program established by the Company for senior executive employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with plan or program provisions, subject in each case to the conditions, limitations and restrictions imposed on the receipt of benefits under such plan or program. These may include group medical, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, short and long term disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to senior executive employees of the Company. Notwithstanding the foregoing sentence, no such amendment or termination shall reduce or otherwise adversely affect the Executive's rights under Section IV.C. of this Agreement. In addition to the foregoing benefits, the Executive shall be entitled to receive a paid vacation of four (4) weeks during each year of the Period of Employment; provided that such vacation shall be prorated for partial calendar years and may be carried over or cashed out, if at all, only in accordance with general Company policies as in effect from time to time.

      In addition, the Company shall pay, on behalf of the Executive, the reasonable attorneys' fees incurred by him in connection with the negotiation and preparation of this Agreement.

                                 SECTION V
                             BUSINESS EXPENSES

      The Company will reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement. The Executive must support all expenditures with customary receipts and expense reports subject to review in accordance with the Company's regular policy regarding expense reimbursement.

                                 SECTION VI
                                 DISABILITY

      The Executive's employment hereunder may be terminated by the Company during the Period of Employment if (i) the Executive becomes physically or mentally incapacitated, (ii) the Executive is unable for a period of one hundred eighty (180) consecutive days to perform his material duties and responsibilities and (iii) a physician appointed by the Chief of Medicine of Evanston Northwestern Healthcare Hospital, Evanston, Illinois, or another health professional designated by the Executive and agreed upon by the Company determines that the Executive's incapacity is continuing beyond such one hundred eighty (180) day period (such continued incapacity is hereinafter referred to as "Disability"). Upon any such termination for Disability, the Executive shall be entitled to receive (i) his Base Salary through the date on which the Executive is first eligible to receive payment of long term disability benefits under the Company's long term disability benefit plan as then in effect covering the Executive; (ii) if such date is on or before January 2, 2001, the remaining payments of his Guaranteed Bonus as described in Section IV.B(1); (iii) if such date is after January 2, 2001, his Annual Incentive Bonus at target, prorated through such date; and (iv) his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section IV.D.

                                SECTION VII
                                   DEATH

      In the event that the Executive's employment is terminated because of his death during the Period of Employment, (i) the Executive's estate shall be entitled to receive his Base Salary through the date of the Executive's death; (ii) the Executive's estate shall be entitled to receive (A) if such date is on or before January 2, 2001, the remaining payments of his Guaranteed Bonus as described in Section IV.B(1); or (B) if such date is after January 2, 2001, his Annual Incentive Bonus at target, prorated through such date, and (iii) the Executive's designated beneficiary or estate, as the case may be, shall be entitled to his accrued benefits, including, but not limited to, life insurance proceeds, under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section IV.D.

                                SECTION VIII
                    EFFECT OF TERMINATION OF EMPLOYMENT

      A.   Termination Without Cause

      If the Company terminates the Executive's employment Without Cause on or before December 31, 2001, the Executive shall be entitled to receive continued payment of an amount equal to his Base Salary, through December 31, 2002; provided that, if the Executive's employment terminates Without Cause before January 1, 2001, the total amount of such payments that would have been continued through December 31, 2002 shall instead be allocated equally over a twenty-four (24) month period. If the Company terminates the Executive's employment Without Cause after December 31, 2001 and before the end of the Period of Employment, the Executive shall be entitled to receive continued payment of an amount equal to his Base Salary, for a period of one (1) year. In either case, such continued Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. Notwithstanding the foregoing, if a Change in Control occurs after the Executive's termination Without Cause, the Company shall use its best efforts to pay the remaining payments due to him under this paragraph in a lump sum as soon as practicable and, if reasonably feasible, before consummation of the Change in Control, but in any event not later than within thirty (30) days after the Change in Control.

      In addition, if the Company terminates the Executive's employment Without Cause before the end of the Period of Employment, the Executive shall (i) if the termination occurs after January 2, 2001, receive an amount equal to the prorated Annual Incentive Bonus, if any, payable under the Company's Incentive Bonus Plan based on actual performance for the year in which the termination of employment occurred (based on the number of days in such year through the date of termination), payable at the same time that bonuses are paid for such year, (ii) receive his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to
 Section IV.D, (iii) have, for vesting schedule purposes only, the vesting of each Company stock option granted to the Executive determined as if the Executive's employment had terminated on the next anniversary of the date of grant (provided that, if a stock option by its terms shall not have vested in any respect as of such anniversary, it shall nonetheless be exercisable with respect to no fewer than twenty percent (20%) of the shares subject thereto), (iv) receive payment for all accrued but unused vacation, and (v) be entitled to payment, when due, by the Company of any premiums for continued Company health care coverage under Section 4980B of the Code, to the extent elected by the Executive and in effect.

      B.   Termination for Nonperformance

      If the Company terminates the Executive for Nonperformance, the Executive shall be entitled to receive continued payment of an amount equal to his Base Salary for one-half (1/2) of the period that would then apply if the Company had terminated his employment Without Cause, or if greater, for one (1) year. In addition, the Executive shall (i) receive an amount equal to the one-half (1/2) of a prorated Annual Incentive Bonus, if any, payable under the Company's Incentive Bonus Plan based on actual performance for the year in which the termination of employment occurred (based on the number of days in such year through the date of termination), payable at the same time that bonuses are paid for such year, (ii) receive his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section IV.D, (iii) have, for vesting schedule purposes only, the vesting of one-half (1/2) of each Company stock option granted to the Executive pursuant to this Agreement determined as if the Executive's employment had terminated on the next anniversary of the date of grant (provided that, if a stock option by its terms shall not have vested in any respect as of such anniversary, it shall nonetheless be exercisable with respect to no fewer than ten percent (10%) of the shares subject thereto),
 (iv) receive payment for all accrued but unused vacation, and (v) be entitled to payment, when due, by the Company of any premiums for continued Company health care coverage under Section 4980B of the Code, to the extent elected by the Executive and in effect.

      C.   Termination for Good Reason After Change in Control

      If the Executive terminates his employment with the Company for Good Reason After Change in Control, (i) the Executive shall be entitled to receive a lump sum payment, within thirty (30) days after termination, equal to the sum of (A) two (2) years' Base Salary, at the Base Salary rate in effect on the date of the Executive's termination, and (B) if the termination occurs (I) on or before January 2, 2001, in addition to the remaining payments of the Guaranteed Bonus described in Section IV.(B), one year's Annual Incentive Bonus at target (i.e., 60% of Base Salary), and
 (II) after January 2, 2001, two years' Annual Incentive Bonus at target, at the Base Salary rate in effect on the date of the Executive's termination,
 (ii) all then outstanding stock options granted to the Executive shall become exercisable (or comparable arrangements shall be made if such options cannot be made exercisable), (iii) the Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section IV.D, (iv) the Executive shall receive payment for all accrued but unused vacation, and (v) the Company shall pay, when due, any premiums for continued Company health care coverage under Section 4980B of the Code, to the extent elected by the Executive and in effect.

      D.   Termination With Cause

      If the employment of the Executive is terminated by the Company With Cause, (i) the Executive shall be entitled to receive his Base Salary prorated through the date of termination, and (ii) the Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section IV.D.

      E.   Effect of Terminations

      Upon termination of the Executive's employment, the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of termination, except as otherwise expressly provided in this Agreement, and any stock options held by him that are then exercisable shall only remain exercisable for a period of ninety (90) days. The Executive shall have the right to voluntarily terminate this Agreement, other than for Good Reason After Change in Control, upon sixty (60) days' prior written notice to the Company. If the Executive voluntarily terminates his employment with the Company, other than for Good Reason After Change in Control, (i) the Executive shall be entitled to receive his Base Salary prorated through the date of the Executive's voluntary termination, (ii) his Guaranteed Bonus shall be governed by Section IV.(B), and (iii) the Executive shall be entitled to his accrued benefits under the terms of the plans, policies and procedures of the Company, including any plans or programs in which he participates pursuant to Section IV.D.

      F.   Offset

        No amount to which the Executive is entitled under this Section shall be subject to offset for any income which he derives from employment and/or consulting or from any other source.

      G.   Definitions

      For this Agreement, the following terms have the following meanings:

           (1) Termination "With Cause" means termination of the Executive's employment by the Board of Directors acting in good faith by written notice by the Company to the Executive specifying the event relied upon for such termination, due to (A) gross misconduct or gross negligence in the performance of the Executive's employment duties, (B) willful disobedience by the Executive of the lawful directions received from or policies established by the Board of Directors, which continues for more than seven (7) days after the Company notifies the Executive of its intention to terminate his employment on account of such disobedience, or (C) commission by the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.

           (2) Termination "for Nonperformance" means termination, after January 2, 2001, of the Executive's employment by the Board of Directors acting in good faith by written notice by the Company to the Executive specifying the event relied upon for such termination, due to failure of the Executive and/or the Company to achieve overall financial and/or operational objectives that are reasonable and have been established mutually by the Executive and the Board of Directors and that are consistent with the threshold goals described in Section IV.B.1.

           (3) Termination "Without Cause" means termination by the Company of the Executive's employment other than due to death, Disability, or termination With Cause or termination for Nonperformance.

           (4) Termination for "Good Reason After Change in Control" means termination of the Executive's employment by the Executive (a) within three
 (3) months after the Executive has (i) except as provided in clause (b)(i), failed to be elected or reelected to the Board of Directors, or (ii) failed to be elected or maintained as Chief Executive Officer as and when (including agreed upon extensions) described in Section III (irrespective of whether a Change in Control has occurred or is anticipated to occur in the future), or (b) within twelve (12) months following a Change in Control as defined in Section VII.G.5, but only if, after notice by the Executive to the Company and a fifteen (15) day opportunity by the Company to cure,
 (i) the Executive is not elected, reelected or otherwise continued in the office of Chief Executive Officer and/or as a member of the Board of Directors or (if the Board of Directors consists of only one (1) member, the Executive Committee of the Company), (ii) the Executive's principal place of work (not including regular business travel) is relocated by more than fifty (50) miles, (iii) the Executive's duties, responsibilities or authority as an executive employee are materially reduced or diminished from those in effect on the full-time commencement date without the Executive's written consent; provided that any reduction or diminishment in any of the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason After Change in Control if the Executive is still in the senior executive position of such subsidiary or division, (iv) the compensation received by the Executive is reduced in the aggregate, and such reduction is not remedied within thirty (30) days of the Executive's notice to the Company thereof, (v) a determination is made by the Executive in good faith that as a result of the Change in Control, and a change in circumstances thereafter and since the date of this Agreement significantly affecting his position, he is unable to carry out the authorities, powers, functions or duties attached to his position and contemplated by Section II of this Agreement and the situation is not remedied within thirty (30) days after receipt of the Company of written notice from the Executive of such determination, (vi) the Company violates the material terms of the Agreement, or (vii) there is a liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all duties and obligations of the Company under this Agreement.

           (5)  A "Change in Control" shall be deemed to have occurred if
 (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act. Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the "Schwartz Entities") do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the Company's voting securities while it is a public company, then "33-1/3%" shall be substituted for "50%" in clauses (i), (ii) and (v) of the first sentence of this paragraph.

                                 SECTION IX
                    OTHER DUTIES OF THE EXECUTIVE DURING
                     AND AFTER THE PERIOD OF EMPLOYMENT

      A.   Cooperation During and After Employment

      The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

      B.   Restrictive Covenant Agreement

      The Executive agrees that in order to protect the business interests of the Company, he shall, contemporaneously with his execution of this Agreement, execute the Restrictive Covenant Agreement, a copy of which is appended to this Agreement as Attachment I and made a part hereof and incorporated herein in its entirety by reference. The Executive further agrees that he will execute such modifications to the Restrictive Covenant Agreement as may be reasonably requested by the Company in order to conform such Restrictive Covenant Agreement to applicable law.

                                 SECTION X
                              INDEMNIFICATION

      The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Company will obtain and maintain customary directors and officers liability insurance covering executive employees of the Company.

                                 SECTION XI
                             WITHHOLDING TAXES

      The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                SECTION XII
                         EFFECT OF PRIOR AGREEMENTS

      This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior term sheet, letter of understanding, employment, severance, or other similar agreements between the Company, its predecessors and its affiliates, and the Executive. This Agreement and the matters contemplated hereby do not contravene any other agreement to which either the Executive or the Company is a party

                                SECTION XIII
                  CONSOLIDATION, MERGER OR SALE OF ASSETS

      Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XIII is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of the Executive under Section VIII. As of the date of this Agreement, no such transaction is contemplated by the Company.

                                SECTION XIV
                                SECTION 280G

      Notwithstanding any provision of this Agreement to the contrary, in the event that:

      (i) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or from the Company in any other manner (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code, or any successor thereto, and

      (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with said
           Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits under this Agreement shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. The application of said Section 280G, and the allocation of the reduction required by this Section, shall be determined by the Company's auditors.

                                 SECTION XV
                                MODIFICATION

      This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                SECTION XVI
                         GOVERNING LAW; ARBITRATION

      This Agreement has been executed and delivered in the State of Illinois and its validity and interpretation shall be governed by the laws of that State, without giving effect to its conflicts of law provisions. Any dispute among the parties hereto shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                SECTION XVII
                                  NOTICES

      All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission, to the following:

      (i)  If to the Company, at:

                APAC Customer Services, Inc.
                One Parkway North Center
                Deerfield, IL 60015
                Attn:  Chairman

           With a copy to:

                David M. Weiner, Esq.
                Seyfarth, Shaw, Fairweather & Geraldson
                55 East Monroe Street
                Suite 4200
                Chicago, IL 60603

 or at such other address as may have been furnished to the Executive by the Company in writing; or

      (ii) If to the Executive, at his home address as reflected on the Company's records, with a copy to:

                William W. Merten, Esq.
                McDermott, Will & Emery
                227 West Monroe Street
                Chicago, IL 60606

 or such other address as may have been furnished to the Company by the Executive in writing.

                               SECTION XVIII
                             BINDING AGREEMENT

      This Agreement shall be binding on the parties' successors, heirs and assigns, however this Agreement, and the rights and obligations hereunder, may not (except as contemplated by Sections VIII.G(4) and XIII) be assigned by either party without the prior express written consent of the other party.

                                SECTION XIX
                               MISCELLANEOUS

      A.   Multiple Counterparts; Facsimile Signatures

      This Agreement may be executed in multiple counterparts with the same force and effect as if both parties had executed the same document. The signature of a party furnished by facsimile shall be as effective as the party's original signature on the document.

      B.   Severability

      If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. In addition, there will be automatically substituted herein for such severed phrase, clause or provision a phrase, clause or provision as similar as possible which is valid and enforceable.

      C.   Headings

      The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

      D.   Construction

      The Company and the Executive acknowledge that this Agreement was the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

      E.   Survivorship

      The provisions of Sections IV-XIX shall survive the termination or expiration of this Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                          COMPANY

                          APAC CUSTOMER SERVICES, INC.


                          By:   Theodore G. Schwartz
                          Its:  Chief Executive Officer


                          EXECUTIVE


                          /s/ Peter M. Leger
                          -----------------------------
                          Peter M. Leger




                                                               ATTACHMENT I


                       RESTRICTIVE COVENANT AGREEMENT

      This Agreement made as of the 21st day of September, 1999, in Deerfield, Illinois by and between APAC Customer Services, Inc., an Illinois corporation on behalf of itself and its subsidiaries ("Employer") and Peter M. Leger ("Employee").

      WHEREAS, the Employer is in the business of performing telephone based outsourcing services, including but not limited to inbound, outbound, interactive and customer optimization services, and the Employer may provide other related services on an internet or other basis; and

      WHEREAS, Employer's telephone based outsourcing services are utilized by a wide range of clients engaged in various business endeavors throughout the continental United States, and Employer has, in the course of its business, established a client base, a client list and an ongoing relationship with its customers; and

      WHEREAS, the employment relationship of the parties is being established pursuant to the terms of an Employment Agreement of even date herewith; and

      WHEREAS, in consideration of the employment of Employee under such Employment Agreement, and the payments provided to Employee thereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereof acknowledged, Employee and Employer agree to execute and be bound by this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants contained herein the parties agree as follows:

      1. Recitals. Each of the above recitals are incorporated in this Agreement and are binding upon the parties hereof. This Agreement supersedes any and all previous agreements, understandings and commitments between Employer and Employee with respect to the subject matter hereof. Each such agreement, understanding and commitment is hereby revoked and canceled.

      2. Employee's Representation. Employee hereby represents and warrants to and with employer that Employee is not subject to any covenants, agreements or restrictions including without limitation any covenants, agreement or restrictions arising out of Employee's prior employment or independent contractor relationships, which would be breached or violated by Employee's execution of this Agreement or by Employee's performance of his duties hereunder. Employee acknowledges that it is Employer's express policy and procedure to abstain from the use or disclosure of the trade secrets and proprietary information of third parties, and Employee hereby expressly covenants that he will not, in the performance of his duties hereunder, use or disclose the trade secrets or proprietary information of third parties.

      3. Confidentiality. Employee acknowledges that by virtue of his employment or continued employment with Employer, he has been and/or will be exposed to or has had or will have access to confidential information regarding Employer's business of the most sensitive nature, including but not limited to, trade secrets and proprietary information, all of which are proprietary to Employer. Employee further acknowledges that it would be possible for an employee, upon termination of his association with Employer to use the knowledge or information obtained while working for or with Employer to benefit other individuals or entities. Employee acknowledges that Employer has expended considerable time and resources in the development of certain confidential information used in connection with its businesses, including without limitation business strategies and goals, accounting methodology, pricing systems, advertising brochures and materials, graphic and other designs, telemarketing programs and techniques, copyrighted and non-copyrighted software source codes or object codes, technology applications and advances, client and client prospect lists or records, telephone calling lists, hiring, screening, training, quality assurance and supervisory techniques, methods and know-how, client information, client mark-ups, information regarding independent contractors, use and utilization of copyrights, confidential information and trade secrets of third parties, marketing techniques, supplier information, and, generally, the confidential information of Employer which gives, or may give, Employer an advantage in the marketplace against its competitors (all of the foregoing being herein referred to collectively as "Proprietary Information"), and which have been disclosed to or learned by Employee solely for the purpose of Employee's employment with Employer. Employee acknowledges that Employer's Proprietary Information constitutes a proprietary and exclusive interest of Employer, and, therefore, Employee agrees to hold and keep secret the Proprietary Information as described herein and the confidential information of the clients of the Employer which Employee has learned in his capacity as an employee of Employer (the "Client Information"), as to which Employee is now or any time during his employment shall become informed, and Employee shall not directly or indirectly disclose any Proprietary Information or Client Information to any person, firm, court, governmental agency or corporation or use the same except in connection with the business and affairs of Employer.

      4. Non-Competition. Employee agrees that during his employment and for a period of twenty-four (24) months after the termination thereof for any reason whatsoever, Employee will not participate, either directly or indirectly, for himself or for any third party, in soliciting, selling, administering, managing, or performing telephone based or internet based, outsourcing, for or on behalf of: (a) any customer of Employer which was a customer during any part of Employee's employment; (b) any person, corporation, or other entity to whom the Employer made a written or oral bid or presentation during Employee's employment; or (c) any person, corporation, or other entity regarding which Employer had developed confidential information and Employee became aware of such confidential information as a result of his employment.

      5. Non-Disturbance of Employees; Non-Disparagement. Employee covenants that during his employment and for a period of twenty-four (24) months after the termination thereof, for any reason whatsoever, Employee shall not, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise (a) solicit any employee or agent of Employer or make such other contact with the employees or agents of Employer, the product of which contact will or may yield a termination of the employment or agency relationship of such employees or agents from Employer or (b) make or cause others to make, whether in writing or orally, disparaging statements or inferences with respect to the Employer, its business, officers or shareholders.

      6. Return of Materials. Employee will, at any time upon the request of Employer, and in any event upon the termination of his employment, for whatever reason, immediately return and surrender to Employer originals and all copies of all records, notes, memoranda, electronic files, personal computers, computer discs, computer equipment, telephones, price lists, client and client prospects lists, business plans, recordings and other documents and other property belonging to Employer, created or obtained by Employee as a result of or in the course of or in connection with Employee's employment with Employer hereunder. Employee acknowledges that all such materials are, and will always remain, the exclusive property of Employer.

      7. Inventions. If at any time or times during his employment hereunder, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned to the Executive by the Company or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development and the Executive hereby assigns any rights he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

           Upon disclosure of each Development to the Company, the Executive will during his employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonable require:

           (a) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

           (b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

      8.   Remedies.

           (a) Employee further acknowledges that in the event his employment with Employer terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with Employer.

           (b) Employee acknowledges that compliance with the restrictive covenants set forth in Paragraphs 2 through 7 herein is necessary to protect the business, goodwill and Proprietary Information of Employer and that a breach of these restrictions will irreparably and continually damage Employer for which month damages may not be adequate. Consequently, Employee agrees that, in the event that he breaches or threatens to breach any of these covenants, Employer shall be entitled to both (1) a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm and (2) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit Employer from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that the Employer may, in its sole discretion, choose to enforce the restrictive covenants in Paragraphs 2 through 7 hereof, in part, or to enforce any of said restrictive covenants to a lesser extent than set forth herein. As money damages for the period of time during which Employee violates these covenants, Employer shall be entitled to recover the amount of fees, compensation or other remuneration earned by Employee as a result of any such breach.

      9. Revision. In the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon or are otherwise invalid, for whatsoever cause, then the court so holding shall reduce and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates, or the scope of activity to which it pertains or effect any other change to the extent necessary to render any of the restrictions of this Agreement enforceable.

      10.  General Provisions.

      (a) Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provisions of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

      (b) Binding Agreement. This Agreement shall be binding upon the parties, their heirs, successors, personal representatives and assigns. Employer may assign this Agreement to any successor in interest to the business, or part thereof, of Employer. Employee may not assign any of his obligations or duties hereunder.

      (c) Controlling Law and Jurisdiction. This Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. Employee hereby consents to the jurisdiction of the state and federal courts in Illinois in the event that any disputes arise under this Agreement.

      (d) Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provisions hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Agreement.

      (e) Survival. The obligations contained in this Agreement shall survive the termination, for any reason whatsoever, for cause or otherwise, of Employee's employment with Employer.

      (f) Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

      (g) Attorney's Fees. In the event, Employer must retain an attorney to enforce the terms of this Agreement, Employee shall be liable to Employer for the amount of such reasonable attorney's fees and other costs incurred by Employer.

      WHEREFORE, the parties have executed this Agreement on the date and year first above written.


 EMPLOYER:                              EMPLOYEE:


 By: APAC Customer Services, Inc.


 By: Theodore G. Schwartz               /s/ Peter M. Leger
     ----------------------------       ----------------------------
     Its Chief Executive Officer        Peter M. Leger